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                                                                                                  Exhibit 12.1


                      Kulicke and Soffa Industries, Inc.
                    Fixed Charge Coverage Ratio Calculation

                                            S                                                 Six Months Ended
                                                    Fiscal Year ended September 30,               March 31,
                                                1995     1996     1997     1998      1999           2000
                                             ----------------------------------------------     ------------
Fixed charges:

Interest expense, including
amortization of debt issuance costs            $ 1,431  $ 3,288  $ 2,331  $   262  $    215          $ 2,895

Portion of rental expense
deemed to represent
interest                                           785      847    1,064      999     1,072              959
                                             ----------------------------------------------     ------------
Total fixed charges                            $ 2,216  $ 4,135  $ 3,395  $ 1,261  $  1,287          $ 3,854
                                             ==============================================     ============
Earnings before fixed
charges:

Income (loss) before income tax
and minority interest                          $55,613  $15,630  $51,782  $(7,357) $(26,185)         $47,763
Equity in loss of joint ventures                   -        994    6,701    8,715    10,000              709
Fixed charges                                    2,216    4,135    3,395    1,261     1,287            3,854
                                             ----------------------------------------------     ------------
Total earnings (loss) before fixed charges     $57,829  $20,759  $61,878  $ 2,619  $(14,898)         $52,326
                                             ==============================================     ============
Ratio of earnings to fixed charges (1)              26        5       18        2        -                14
                                             ==============================================     ============

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(1) We would have had to generate additional earnings of $16.2 million in fiscal
1999 to achieve a ratio of 1:1.